Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-149970, 333-149970-01 to 333-149970-08

CAPMARK FINANCIAL GROUP INC.

SUPPLEMENT NO. 22 TO

MARKET MAKING PROSPECTUS DATED

JULY 14, 2008

THE DATE OF THIS SUPPLEMENT IS MARCH 30, 2009

On March 27, 2009, Capmark Financial Group Inc. filed the attached
Current Report on Form 8-K.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2009

CAPMARK FINANCIAL GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada	333-146211	91-1902188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

116 Welsh Road Horsham, Pennsylvania		19044
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 328-4622

Not applicable.
(Former names or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)                                  On March 23, 2009, the Executive Development and Compensation Committee of the Board of Directors of Capmark Financial Group Inc. (the “Company”) approved an amendment (the “Amendment”) to the Company’s Severance Pay Plan (the “Plan”).  The Amendment provides that the severance benefit under the Plan for eligible executive officers of the Company, other than the chief executive officer, will be an amount equal to such eligible executive officer’s annual base salary, subject to applicable restrictions set forth in section 409A of the Internal Revenue Code of 1986, as amended.  The severance benefit under the Plan for all other eligible exempt employees will not change.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Capmark Financial Group Inc. Severance Pay Plan Amendment

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Capmark Financial Group Inc.

/s/ Thomas L. Fairfield
Date: March 27, 2009	Name:	Thomas L. Fairfield
	Title:	Executive Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Capmark Financial Group Inc. Severance Pay Plan Amendment

Exhibit 10.1

CAPMARK FINANCIAL GROUP INC.

SEVERANCE PAY PLAN

AMENDMENT

Capmark Financial Group Inc. (the “Company”) adopted the Capmark Financial Group Inc. Severance Pay Plan. (as amended, the “Plan”).  The Company hereby amends the Plan as hereinafter set forth.  This Amendment is effective on its execution date.

1. Subsection 5(a)(ii) is amended to read as follows:

“(ii) Exempt Employees

(A) Executive Officers: For an eligible Employee who is an Executive Officer, other than the Chief Executive Officer of the Company, the benefit is the Employee’s Base Pay Rate, subject to the limitation of subsection 5(b)(v).

(B) Other Exempt Employees:  For an eligible Employee who is an exempt employee under the Fair Labor Standards Act (other than an Employee described in subsection 5(a)(ii)(A) above), the benefit is three weeks of pay at the Weekly Pay Rate for each year of service, with a minimum of six weeks and a maximum of 40 weeks, subject to the limitation of subsection 5(b)(v).”

2.  Subsection 5(a)(iii) is amended to add a sentence at the end thereof to read as follows:

“This subsection shall not apply to an eligible Employee whose benefit is determined under subsection 5(a)(ii)(A), above.”

3. Subsection 5(e) is amended to read as follows:

“(e) Payment. Benefit payments shall be paid in one lump sum. All benefit payments shall be subject to applicable federal, state and local income tax withholding, payroll taxes and other applicable deductions.  If a Participating Company rehires an Employee before expiration of the period applied to calculate the Employee’s benefit amount, the Employee will be required to repay to the Participating Company the amount of benefit attributable to the period of time for which the Employee is reemployed.  An Employee’s benefit shall be paid as soon as administratively reasonable after satisfaction of all conditions precedent for

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receipt of the benefit, but in any event no later than December 31st of the second calendar year following the calendar year in which the Employee’s separation from service occurs.”

EXECUTED this 24th day of March, 2009.

CAPMARK FINANCIAL GROUP INC.

By:	/s/ Linda A. Pickles

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